Exhibit 1(b)

January 7, 2009

SPRING & MERCER CAPITAL CORP.

#1304 – 925 West Georgia Street

Vancouver, BC  V6C 3L2

NOTICE TO U. S. RESIDENTS REGARDING

THE PROPOSED BUSINESS COMBINATION BETWEEN

SPRING & MERCER CAPITAL CORP.  AND CARD ONE PLUS LTD.

We are writing to inform you, as a shareholder of Card One Plus Ltd. resident in the United States, of the following information required to be provided to you under U.S. securities laws in connection with the above proposed business combination.  You are not required to do anything in connection with this notice.  This notice supplements any information regarding the business combination contained in any documents made available to you including, but not limited to, the Filing Statement of Spring & Mercer Capital Corp. dated November 29, 2008, as amended on January 7, 2009, available on its SEDAR profile at www.sedar.com.  Please note the following:

1.

As part of the business combination between Spring & Mercer Capital Corp. and Card One Plus Ltd., there will be an issuance of common shares of Spring & Mercer Capital Corp., a non-U.S. company in reliance on the exemption from the registration requirements of the U.S Securities Act of 1933, provided by Rule 802 thereunder.  The transaction is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the documents you may receive in connection with the proposed transaction, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

2.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since Spring & Mercer Capital Corp. is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court's judgment.

If you have any questions regarding the foregoing, please contact Praveen Varshney, Director of Spring & Mercer Capital Corp. at 1-604-684-2181.

SPRING & MERCER CAPITAL CORP.

Per:

/s/ Praveen Varshney

Praveen Varshney, Director